AGREEMENT TO PURCHASE STOCK OF


                 CLEAN GREEN PACKING COMPANY OF MINNESOTA, INC.


                                     BETWEEN


                                STARCHTECH, INC.,
                                  (AS "BUYER")

                                       AND


                     ENVIRONMENTAL TECHNOLOGIES (USA), INC.
                                  (AS "SELLER")


                             DATED DECEMBER 27, 1996



                                      INDEX

SCHEDULES
---------

4.4      Conflicts with Other Agreements
4.5      Financial Statement Exceptions
4.8      Changes in Financial Condition
4.9      Liens, Encumbrances or Restrictions on Assets
4.10     Condition of Assets
4.12     Intellectual Property
4.13     Real Property Lease
4.14     Personal Property Leases
4.15     Motor Vehicles
4.16     Certain Sales Contracts and Customer Orders
4.17     Employment Contracts and Matters
4.18     Related Party Interests
4.19     Prepayments to Company
4.20     Material Contracts
4.21     Warranty Exception
4.22     Litigation Matters
4.23     Inventory Matters
4.24     Compliance with Laws
7.5      Required Consents

EXHIBITS
--------

2(b)     Buyer's Promissory Note



                            STOCK PURCHASE AGREEMENT


         This Agreement is entered into this 27th day of December, 1996, by and between StarchTech, Inc., a Minnesota corporation ("Buyer") and Environmental Technologies (USA), Inc., a Minnesota corporation (the "Seller").

                                    PREMISES

         The Seller owns all of the outstanding capital stock of Clean Green Packing Company of Minnesota, Inc., a Minnesota corporation (the "Company").

         The Company is engaged primarily in the manufacture and distribution of loose fill packing materials manufactured from starch and other raw materials with its primary market being the state of Minnesota (hereinafter referred to as the "Business").

         Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the outstanding capital stock of the Company in return for cash and the Promissory Note (as defined below) so that the Company will continue to operate the Business as a wholly owned subsidiary of Buyer.

         NOW, THEREFORE, in consideration of the premises and the covenants herein contained, the parties hereto hereby agree as follows:

                                    ARTICLE 1
                           PURCHASE AND SALE OF SHARES

         On the basis of the representations and warranties and subject to the terms and conditions set forth in this Agreement, Seller hereby agrees to sell, transfer and assign to Buyer, and Buyer hereby agrees to purchase from Seller, all of the 100 shares of $0.01 par value common stock of the Company (the "Shares") which Shares represent all of the issued and currently outstanding capital stock of the Company.

                                    ARTICLE 2
                                 PURCHASE PRICE

         As the purchase price for the Shares, Buyer shall:

                  (a) Deliver to Seller, on the Closing Date, by wire transfer or the delivery of other immediately available funds, the sum of $200,000 (subject to adjustment); and

                  (b) Deliver to Seller on the Closing Date the Buyer's promissory note in the form of Exhibit 2(b) in the original principal sum of $200,000 (the "Promissory Note"), fully executed by the Buyer.

         In the event that the difference between: (x) the aggregate book value, as of the close of business on the day immediately prior to the Closing Date, of the Company's cash (net of issued, but unpaid checks), accounts receivable (net of an appropriate allowance for uncollectible balances consistent with past practices), equipment (net of depreciation) and inventory of raw materials and finished goods (net of an appropriate allowance for stale or unsellable inventory consistent with past practices); and (y) the Company's liabilities as of the close of business on the day immediately prior to the Closing Date, not including the intercompany debt owed by the Company to the Seller, shall be less than $200,000, the difference between the actual excess of such assets over such liabilities and $200,000 shall be deducted from the cash to be paid to Seller at Closing.

                                    ARTICLE 3
                REPRESENTATIONS AND WARRANTIES CONCERNING SELLER

         Seller represents and warrants to Buyer, with such representations and warranties to survive the Closing and continue in accordance with the terms of
Article 10 hereof, as follows:

         3.1 Authorization to Sell. The Seller has full power and authority to execute and deliver this Agreement and to perform this Seller's obligations hereunder. This Agreement constitutes the valid and legal obligation of the Seller enforceable in accordance with its terms and conditions, except as such enforceability may be subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors rights, and subject to the application of general equity principles. The Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

         3.2 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which the Seller is subject or conflict with any agreement, contract, lease, license, instrument or other arrangement to which the Seller is a party or by which Seller is bound or to which any of the Shares is subject, excluding, however, those agreements for which Seller has obtained the consent or waiver necessary in connection with the sale of the Shares, as listed on Schedule 7.5.

         3.3 The Shares. The Seller holds record and beneficial ownership of the Shares free and clear of any liens, encumbrances or restrictions on transfer. Except with respect to the Buyer's right to acquire the Shares, no one holds any option, warrant or purchase right to acquire the Shares or other capital stock of the Company. The Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of the Company.

         3.4 Brokers' Fees. The Seller has no obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

                                    ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF SELLER
                             CONCERNING THE COMPANY

         Seller represents and warrants to Buyer, with such representations and warranties to survive the Closing and continue in accordance with the terms of
Article 10 hereof, as follows:

         4.1 Organization and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has full power and authority and all requisite licenses, permits and franchises to own, operate, or lease its property and to carry on the Business.

         4.2 Foreign Qualification. The Company does not do business in any jurisdiction outside the state of Minnesota where, by the nature of the Business or the character and location of its property or personnel, failure to be licensed or qualified as a foreign corporation would have a material adverse effect upon the Business as now being conducted.

         4.3 Capitalization. The entire authorized capital stock of the Company consists of 10,000 shares of $0.01 par value common stock of which 100 shares are issued and outstanding. All of the outstanding shares of capital stock have been duly authorized, validly issued and fully paid are nonassessable and owned of record by the Seller. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require the Company to issue or sell any of its capital stock.

         4.4 Conflict with Other Agreements, Etc. The execution and delivery of this Agreement by the Seller and the consummation of the transactions contemplated hereby are not prohibited by, do not violate or conflict with any provision of, and will not result in a material default under or a material breach of (i) the Articles of Incorporation or By-Laws of the Company, (ii) except for those contracts identified on Schedule 4.4, any material contract, agreement or other instrument to which the Company is a party, (iii) any order, writ, decree or judgement of any court or governmental agency to which the Company is subject, or (iv) any material law or regulation applicable to the Company of which Seller has knowledge.

         4.5 Financial Statements. The Seller has delivered to Buyer the unaudited balance sheets of the Company as of April 30, 1996, 1995 and 1994, and the unaudited income statements for the one-year periods then ended (the "Financial Statements") as well as the unaudited balance sheet of the Company as of October 31, 1996 and an unaudited income statement for the six month period there ended. Except as set forth in Schedule 4.5, the Financial Statements presents fairly, in all material respects, the financial position and results of operations of the Company as of their respective dates. The October 31, 1996 balance sheet is referred to herein as the "Closing Balance Sheet."

         4.6 Income Tax Returns. The Seller has provided Buyer with executed copies of the Seller's consolidated federal income tax return for the periods ended April 30, 1995 and 1994, which are required to be filed with the United States Internal Revenue Service. Said income tax returns have been prepared in accordance with the Internal Revenue Code of 1986, as amended, and applicable regulations promulgated thereunder, and in all material respects reflect the income and tax liability of the Company for the periods identified. The Seller or the Company has filed all required returns, declarations and reports with the Internal Revenue Service and state and local governmental agencies imposing taxes based upon the income of the Company. All such returns, declarations and reports were correct and complete. There is no dispute or claim concerning the income tax liabilities of the Company which has been asserted by the relevant governmental taxing authority. The Seller will prepare and file in a timely manner with the United States Internal Revenue Service Seller's consolidated federal income tax returns for the periods ending April 30, 1997 and 1996. Copies of such returns will be provided to Buyer at the time of their filing and such returns shall be correct and complete and reflect the income and tax liability of the Company through the Closing Date.

         4.7 Other Tax Matters. The Company has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to employees, agents, creditors or other third parties. The Company shall, through the Closing Date, continue to use its third party payroll service and the practice of allowing such service to effect all payroll tax deposits. The Company has filed all sales and use tax returns and reports and such returns and reports are accurate and complete. The Company has paid when due all property taxes and assessments when due. The amount of unpaid taxes:

                  (a) did not, as of the date of the Closing Balance Sheet, exceed the reserve for tax liability set forth on such balance sheet and

                  (b) will not, to the best knowledge of Seller, exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in the filing of its tax returns.

         4.8 Interim Change. To the best of the Seller's knowledge, except as described in Schedule 4.8 hereto, since December 31, 1995, there has not been any material adverse change in the financial condition, assets, liabilities, properties, results of operations or the Business of the Company, and the Company has (i) operated the Business as a going concern consistent with prior practice and not other than in the ordinary course of business; (ii) maintained its material tangible assets in good repair, order and condition, reasonable wear and tear excepted, and not disposed of any material fixed assets outside of the ordinary course of business; (iii) maintained and kept in full force and effect all insurance on its assets or for the benefit of its employees, and all liability and other casualty insurance related to its business, all as consistent with prior practice; (iv) not entered into or amended any employment, bonus, severance or retirement contract or arrangement nor any employee benefit plan with regard to its business, which is not terminable immediately without penalty; (v) not entered into or agreed to enter into any single contract with a customer, or other customer commitment which involves a sale of more than $10,000; (vi) maintained its books, accounts and records in the usual, regular and ordinary manner on a basis consistent with prior years; (vii) paid in the ordinary course of business all material trade payables and other liabilities of the Company; (viii) not increased the compensation of or paid any bonus to any employee of the Company, except for regularly scheduled increases and bonus payments; and (ix) not declared or paid any dividend or made any other distribution of cash or property to its shareholders with respect to the capital stock of the Company; and (x) not made any payment on obligations due the Seller for loans and advances made to the Company by the Seller.

         4.9 Title to Assets. The Company is the sole and exclusive legal and equitable owner of all right and title in, and has good, marketable and indefeasible title to, all of its assets, free and clear of any pledge, lien, claim, assessment, easement, restriction or other encumbrance of any kind or nature, direct or indirect, whether accrued, absolute, contingent or otherwise, except only those encumbrances or restrictions as are specifically set forth in
Schedule 4.9.

         4.10 Condition of Assets. Except as disclosed in Schedule 4.10, the Company's material assets, whether owned or leased, (i) are in good operating condition and repair in all material respects and are adequate and suitable for the purpose for which they are presently being used, and (ii) conform in all material respects to all applicable laws, ordinances and regulations, except for such minor variations as do not impair or interfere with the use of such assets for the purpose for which they are employed.

         4.11 Liabilities. Except as disclosed or reflected in this Agreement or the Closing Balance Sheet, the Company has no material liabilities of a nature required by generally accepted accounting principles to be reflected on a balance sheet or described in the notes thereto, other than liabilities incurred in the ordinary course of business since the date of the Closing Balance Sheet.

         4.12 Intellectual Property. To the best knowledge of Seller, the Company owns or has rights to use the name, Clean Green Packing Company of Minnesota, and the patents identified in Schedule 4.12 in connection with the Business (the "Intellectual Property"). Except for the licenses to be assigned by Seller to the company on or after the Closing Date, the Intellectual Property constitutes, to the best knowledge of Seller, all intellectual property necessary or desirable for the operation of the Business. The Company's ownership and rights to the Intellectual Property will not be affected by the transaction contemplated hereby. Except as disclosed on Schedule 4.22, the Company has not received any charge, complaint, claim or demand alleging any interference, infringement, misappropriation or violation by the Company upon the intellectual property rights of another party.

         4.13 Real Property. The Company owns no real property. Schedule 4.13 lists all of the real property leased by the Company. With respect to real property leased by the Company, except as disclosed in Schedule 4.13:

                  (a) The lease or sublease is legal, valid, binding, enforceable, and in full force and effect, except as such enforceability may be subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors rights, and subject to the application of general equity principles.

                  (b) The lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, except as such enforceability may be subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors rights, and subject to the application of general equity principles.

                  (c) No party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder, other than defaults which have been waived or cured.

                  (d) To the best knowledge of Seller, no party to the lease or sublease has repudiated any provision thereof.

                  (e) There are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease.

                  (f) With respect to each sublease, the representations and warranties set forth in subsections (a) through (e) above are true and correct with respect to the underlying lease.

                  (g) The Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold.

                  (h) All facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities.

         4.14 Personal Property Leases. Schedule 4.14 contains a list of personal property leases written or oral, to which the Company is a party related to or concerning personal property used in the Business (the "Personal Property Leases"). Except as disclosed in Schedule 4.14, with respect to each of the Personal Property Leases:

                  (a) Each of the Personal Property Leases is in full force and effect and is valid, binding and enforceable in accordance with its respective terms, except as such enforceability may be subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors rights, and subject to the application of general equity principles.

                  (b) No material amount payable under any of such Personal Property Leases is past due.

                  (c) The Company and each other party to the Personal Property Leases have complied with all material commitments and obligations on their respective parts to be performed or observed under each such lease.

                  (d) The Company has received any notice of any material default (other than defaults which have been waived or cured) under any of the Personal Property Leases.

                  (e) The Company has not caused there to exist any material security interest, lien, encumbrance or claim of others created or suffered to exist on the leasehold interests created under any of such Personal Property Leases.

                  (f) Except as consented to or waived, the transactions contemplated by this Agreement will not constitute a material breach of, or material default under, any provision of any of the Personal Property Leases.

         4.15 Motor Vehicles. All motor vehicles, whether owned or leased, which are used in the Business are listed on Schedule 4.15.

         4.16 Sales Contracts and Customers Orders. Except as disclosed in
Schedule 4.16, there are no outstanding sales contracts or customer orders for any products which, by their express terms, will require performance later than 30 days following the Closing Date.

         4.17 Employees. Schedule 4.17 contains a list of all written employment contracts with officers, directors and employees of the Company, collective bargaining agreements, incentive arrangements, pension plans, profit sharing plans, stock option or bonus plans and other employee compensation or benefit plans, arrangements or understandings of the Company, or to which the Company is a party or otherwise bound, or which relate to any employee of the Company. To the best of the Seller's knowledge, the Company is in full compliance with and has received no notification that Company is not currently in full compliance with all applicable material federal, state and local employee safety, labor and other laws and regulations concerning or affecting its business. Except as disclosed in Schedule 4.17, during the past two years the Company has not been, nor is it now subject to, any adverse rulings, findings or determinations of unlawful employment practices (including, without limitation, determinations of the Equal Employment Opportunity Commission, the National Labor Relations Board, or any other state or federal court or agency) or violations of other related material statutes and the Company has not received any notice of any pending or threatened investigation, proceeding, labor dispute or litigation of any unlawful employment practice claim or claims (including alleged violations of the National Labor Relations Act or Title VII of the Equal Employment Opportunity Act) or violations of other related material statutes, executive orders, or administrative determinations or regulations before any commission, agency, tribunal, or court of law (state or federal). Each employee benefit plan complies in form and in operation in all respects with the applicable requirements of ERISA, the Internal Revenue Code and other applicable law.

         4.18 Related Party Interests. Except as disclosed in Schedule 4.18, neither the Seller nor any corporation, partnership, joint venture or other business organization or facility in which Seller has any direct or indirect interest or investment:

                  (a) Has any material cause of action or other claim whatsoever against, owes any material amount to, or is owed any material amount by the Company.

                  (b) Has any interest in or owns any material property or right used in the conduct of the Business of the Company.

                  (c) Is a party to any material contract, lease, agreement, arrangement or commitment with the Company.

                  (d) Received from or furnished to the Company any material amount of goods or services other than services as employees of the Company.

         4.19 Prepayments To Company. Except as disclosed on Schedule 4.19, the Company has not received any payment or other consideration for services, obligations, benefits, rights or property to be performed or delivered by the Company subsequent to the Closing Date.

         4.20 Material Contracts. All executory contracts, agreements, instruments, plans and leases (other than those entered into with the written consent of Buyer) related to or involving the Company or its business, by which the Company is a party or bound, or by which any of its properties are subject or bound, meeting any of the descriptions set forth below (the "Material Contracts"), are listed on Schedule 4.20 or in the other schedules hereto:

                  (a) Any lease of machinery, equipment or other personal property involving payment by the Company of aggregate rentals in excess of $10,000 per year in any lease year.

                  (b) Any contract or agreement for the purchase of any materials or supplies in excess of $10,000.

                  (c) Any contract for the purchase of equipment (other than equipment purchased for resale or lease in the ordinary course of business) or any construction or other similar agreement involving any expenditure in excess of $10,000.

                  (d) Any instrument evidencing or related to indebtedness, obligation or liability for borrowed money, or liability for the deferred purchase price of property in excess of $10,000 (excluding normal trade payables), any letter of credit in excess of $10,000 or any instrument guaranteeing any indebtedness, obligation or liability, or any obligation to incur any indebtedness, obligation or liability.

                  (e) Any employment or consulting contract.

                  (f) Any joint venture, partnership or other cooperative arrangement.

                  (g) Any sales agency, brokerage, distribution or similar contract.

                  (h) Any license or franchising agreements.

                  (i) Any deed, lease, agreement or other instrument relating to real property.

With respect to the Material Contracts, except as disclosed in Schedule 4.20:
(i) each is in full force and effect, and is valid, binding and enforceable, except as such enforceability may be subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors rights, and subject to the application of general equity principles; and (ii) neither of the Company nor any other party thereto, is in default in any material respect thereunder.

         4.21 Warranties. Except as disclosed in Schedule 4.21, all products sold and services provided by the Company have, in all material respects been in conformity with all applicable contractual commitments and all expressed or implied warranties, and no products previously sold, delivered or leased by the Company, or any services provided by the Company, are subject to any guarantee, warranty, claim for product liability, or other indemnity, other than those contained in the standard terms and conditions of a sale or lease by the Company or made in the ordinary course of business consistent with industry practice or as implied by law.

         4.22 Litigation. Except as set forth in Schedule 4.22, the Company is not engaged in, a party to or threatened with, any material suit, claim, action, proceeding, investigation or legal, administrative, arbitration or other method of settling disputes or disagreements, or governmental investigation before or by any federal, state, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign, including, without limitation, the Equal Employment Opportunity Commission and the Occupational Safety and Health Administration. Neither the Company nor any of its assets is subject to any material order, writ, injunction, or decree of any court, domestic or foreign, or any federal agency or instrumentality.

         4.23 Inventory. Except as disclosed in Schedule 4.23, the inventory of the Company as of the Closing Date consists of readily saleable finished products or raw materials fit for use in manufacturing additional products by the Company.

         4.24 Compliance with Law. Except as disclosed in Schedule 4.24, the Company, to the best of the Seller's knowledge, has all material licenses, permits, approvals, franchises and other authorizations necessary in order to enable it to own and conduct its business as it is now being conducted, all such licenses, permits, approvals, franchises and authorizations are in full force and effect, and the Company is in compliance in all material respects with all applicable material federal, state and local laws and regulations. Specifically and without limitation of the foregoing, to the best of the Seller's knowledge:

                  (a) The Company and its predecessors has complied with all laws (including rules, regulations, codes, plans, orders and decrees) of federal, state and local governments (and all agencies thereof) concerning pollution or the protection of the environment, public health and safety or employee health and safety ("Environmental, Health and Safety Laws") and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against any of them alleging any failure so to comply. The Company and its predecessors have obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and have complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables which are contained in, all Environmental, Health and Safety Laws.

                  (b) The Company has no liability (and the Company and its predecessors have not handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company) for damage to any site, location or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual for any reason under any Environmental, Health and Safety Law.

         4.25 Brokers. The Company has not retained any broker or finder, or incurred any liability or obligation for any brokerage fees, commissions or finders fees with respect to the transactions contemplated hereby or the sale of the Company's assets or the Business.

                                    ARTICLE 5
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller, such representations and warranties to survive the Closing and continue in accordance with the terms of
Article 10 hereof, as follows:

         5.1 Organization and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, and Buyer has full power and authority and all requisite licenses, permits and franchises to own, operate, or lease its properties and to carry on its business as now being conducted.

         5.2 Authority. The execution, delivery and performance of this Agreement has been duly and validly authorized and approved by Buyer's Board of Directors, has been duly executed and delivered by an authorized officer of Buyer, and is a valid and binding agreement of Buyer enforceable in accordance with its terms. All corporate and other actions required to be taken by Buyer to authorize the execution, delivery and performance of this Agreement and all transactions contemplated hereby have been duly and properly taken.

         5.3 Validity. This Agreement and the other documents to be delivered by the Buyer at the Closing, including, but not limited to, the Promissory Note, have been, or will be, duly executed and delivered, and are, or will be, the lawful, valid and legally binding obligations of the Buyer, enforceable in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, or similar debtor relief legislation affecting the rights of creditors generally and subject to the application of general principles of equity.

         5.4 Conflict with Other Agreements, Etc. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Buyer are not prohibited by, do not violate or conflict with any provision of, and will not result in a material default under or a material breach of (i) the Articles of Incorporation or Bylaws of Buyer, (ii) any material contract, agreement or other instrument to which Buyer is a party, (iii) any material regulation, order, writ, decree or judgement of any court or governmental agency to which Buyer is subject, or (iv) any material law applicable to Buyer.

         5.5 Brokers. Buyer has not retained any broker or finder, or incurred any liability or obligation for any brokerage fees, commissions or finders fees with respect to this Agreement or the transactions contemplated hereby.

         5.6 Securities Laws. The Shares are being acquired by the Buyer for its own account and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), or any applicable state securities laws. Buyer understands, and acknowledges that the Shares will bear legends to the effect that, the Shares have not been registered under the Securities Act or any state securities laws, and cannot be resold unless they are registered under the Securities Act or any applicable state securities laws or exemption from such registration is available. Buyer has previously been provided with, and acknowledges receipt of, such material information as has been requested in order to enable Buyer to become fully familiar with the financial condition, business and affairs of the Company. Buyer therefore confirms Seller's understanding that it is fully aware of and advised concerning the present financial condition of the Company, the administration of its business affairs and its prospects for future business and that the purchase of the Shares is a speculative investment.

                                    ARTICLE 6
               OTHER REPRESENTATIONS OR AGREEMENTS OF THE PARTIES

         Seller and Buyer hereby agree to the following:

         6.1 Interim Conduct of Business. From the date hereof, Seller represents that Seller shall take all action necessary to cause the Company to preserve, protect and maintain the Business and the assets of the Company and that the Company will operate the Business as a going concern consistent with prior practice and not other than in the ordinary course of business. Without limiting the generality of the foregoing until the Closing Date, except for transactions expressly authorized or disclosed in a Schedule to this Agreement or as have expressly been approved in advance in writing by Buyer, the Seller shall cause the Company to:

                  (a) Maintain inventories of finished products and raw materials at levels adequate to service customer requirements, and not dispose of any material property, right or other asset employed in its business, except for sales of inventory in the ordinary course of business.

                  (b) Maintain its assets in good repair, order and condition, reasonable wear and tear excepted, and not dispose of any material fixed assets.

                  (c) Maintain and keep in full force and effect all insurance on its assets or for the benefit of its employees, all liability and other casualty insurance related to the Business, and all bonds on personnel of the Company previously carried.

                  (d) Not enter into or amend any employment, bonus, severance or retirement contract or arrangement nor any employee benefit plan with regard to the business, which is not terminable immediately without penalty.

                  (e) Not enter into or agree to enter into any lease or contract, nor (other than in the ordinary course of business) make or agree upon any lease, contract, purchase or sale order, or other commitment which involves an expenditure, obligation, purchase or sale of more than $10,000.

                  (f) Maintain its books, accounts and records in the usual, regular and ordinary manner on a basis consistent with prior periods.

                  (g) Not modify, amend or enter into any leases or sub-leases with respect to real property.

                  (h) Not accept any offer from or come to any binding agreement with any other person or entity with respect to any acquisition, combination or similar transaction involving the Business, or substantially all of the assets or securities related thereto.

                  (i) Pay all trade payables and other liabilities of the Business consistent with past practices.

                  (j) Not increase the compensation of any employee of its business, except for regularly scheduled increases.

                  (k) Pay when due all material taxes, assessments and other governmental charges or levies which became due and payable by the Company to any political entity, subdivision or department thereof under any law.

                  (l) Not (i) wind up, liquidate or dissolve the Business or any of its affairs, or entered into any transaction of merger or consolidation, (ii) convey, sell, lease or otherwise dispose of any of its assets, other than inventory disposed of in the ordinary course of the Business, or (iii) declare or pay any dividend or other distribution with respect to the capital stock of the Company, whether in cash or property.

         6.2 Access to Information. From the date hereof until the Closing Date, Seller shall continue to furnish and Seller shall cause the Company to continue to furnish such other information regarding the operations, Business and financial condition of the Company, that Buyer (through its legal counsel, accountants or otherwise) may reasonably request, including but not limited to true and correct copies of the books of account and financial statements of the Company, and give Buyer and their representatives full and free access to all properties, and full and free access to and copies of all books, contracts, leases, commitments and records, all at such reasonable times and as often as Buyer may reasonably request.

         6.3 Records and Documents. For three years following the Closing Date, each party hereto shall grant to the other parties and their representatives, at such party's request and without charge, access to and the right to make copies of those records and documents related to the Company, possession of which is retained by any party hereto, as may be necessary or useful in connection with Buyer's conduct of the Business after the Closing Date or as may relate to tax returns filed by the Company with respect to periods prior to the Closing Date. If during such period any party hereto shall determine to dispose of such records, such party shall first give the other parties sixty days' prior written notice thereof, during which period the other parties shall have the right to take possession of such records.

         6.4 Obligations due the Seller by the Company. On or before the Closing Date, the Seller shall release the Company of all sums due the Seller by the Company with such release to be deemed a capital contribution by the Seller to the Company.

         6.5 Release of Mahibadi Employment Obligations. On or before the Closing Date, the Company shall be released of the obligation to make severance payments to Rob Mahibadi at no cost to the Company.

         6.6 Section 338(h)(10) Election.

                  (a) With respect to the purchase by Buyer of the Shares, (i) Buyer and Seller shall jointly make an election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "Code") and (any comparable election under state or local tax law);
         (ii) Buyer and Seller shall, as promptly as practicable following the Closing Date, cooperate with each other to take all actions necessary and appropriate (including filing such forms, returns, elections, schedules and other documents as may be required) to effect and preserve a timely election in accordance with the provision of Treasury Regulation ss 1.338(h)(10)-1 (or any comparable provision of state or local tax law) or any successor provisions and (iii) Buyer and Seller shall report the purchase by Buyer of the Shares consistent with such election (and any comparable elections under state or local tax laws) and shall take no position to the contrary thereto in any tax return, any proceeding before any taxing authority, or otherwise.

                  (b) In connection with the election, Buyer and Seller shall act together in good faith to agree on the Aggregate Deemed Sales Price (as defined under applicable Treasury Regulations) and the allocation of such Aggregate Deemed Sales Price among the Company's Assets. Such allocation of the Aggregate Deemed Sales Price shall be made in accordance with Section 338(b) of the Code and any applicable Treasury Regulations. Buyer and Seller (i) shall be bound by such allocation for purposes of determining any taxes; (ii) shall prepare and file all returns to be filed with any taxing authority in a manner consistent with such allocation; and (iii) shall take no position inconsistent with such allocation in any return, any proceeding before any taxing authority or otherwise. In the event that such allocation is disputed by any taxing authority, the party receiving notice of such dispute shall promptly notify and consult with the other party concerning resolution of such dispute.

         6.7 Buyer's Financing. Buyer hereby covenants and agrees to use best efforts to obtain financing of at least $200,000 for the purchase of the Shares under this Agreement, whether through the U.S. Department of Agriculture or through other sources.

         6.8 Novon License. The Seller and the Buyer shall seek to have the Seller released from the April 19, 1993 License Agreement among the Company, the Seller and Warner-Lambert Company. The Seller shall not use, sublicense or assign to any party other than the Company the rights of Seller under such License Agreement. On or before June 30, 1997, the Seller shall pay to the Company one-half of the royalties due under such License Agreement for the period from July 1, 1996 through December 31, 1996. The Buyer shall indemnify and hold Seller harmless with respect to all other royalties under such License Agreement.

         6.9 Other Technologies. Following the Closing Date, the Seller shall assign to the Company all patents and license agreements held by Seller which relate to the Business and Seller shall not use, license, sublicense or assign to any other party other than the Company any rights of the Seller to such technology. In connection with such assignments, the Company will assume the obligations accruing subsequent to the Closing Date.

                                    ARTICLE 7
                  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

         The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to fulfillment, prior to or as of the Closing Date, of the following conditions precedent, each of which may be waived in whole or in part by Buyer:

         7.1 Accuracy of Warranties; Performance of Covenants. The representations and warranties of Seller contained herein shall be accurate in all material respects as if made on and as of the Closing Date, as well as on the date when made. Seller shall have performed each and all of the obligations and complied with each and all of the covenants, agreements and conditions specified herein to be performed or complied with on or prior to the Closing Date.

         7.2 No Pending Action. No action or proceeding (nor any investigation preliminary thereto) shall be instituted or threatened at any time prior to or as of the Closing Date before any court or other governmental body by any person or public authority seeking to restrain or prohibit, or seeking damages or other relief in connection with, the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         7.3 Condition of Business and Assets. The business of the Company shall not have been materially adversely affected in any way by any act of God, fire, flood, war, labor disturbance, legislation or other event or occurrence.

         7.4 Opinion of Counsel for Seller. Seller shall have caused to be delivered to Buyer an opinion of Oppenheimer Wolff & Donnelly, counsel for Seller and Company, dated as of the Closing Date, in form and substance satisfactory to Buyer, to the effect that:

                  (a) The Company is a corporation duly organized and validly existing and in good standing under the laws of the state of its incorporation, and has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business.

                  (b) The Seller has full right, power, authority and capacity to make, execute, deliver and perform this Agreement without the approval or consent of any other person.

                  (c) This Agreement and each of the documents required to be executed and delivered by Seller hereunder have been duly executed and delivered and constitute valid, enforceable and legally binding obligations of Seller, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors rights, and subject to the application of general equity principles.

                  (d) The common stock being acquired from the Seller pursuant to this Agreement has been duly authorized by the Company and when paid for as contemplated by Article 2 of this Agreement, such shares will be acquired free of all claims, interests or encumbrances.

                  (e) The performance of this Agreement by the Seller will not
         (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any lien, mortgage, security interest, charge or other encumbrance upon the Company's capital stock or the Company's assets pursuant to, (iv) result in a violation of, or (v) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body pursuant to, the Company's Articles of Incorporation, the Company's By-Laws, any law, statute, rule or regulation of the United States or the State of Minnesota, or any order, judgment or decree to which the Company is subject.

                  (f) There are no (i) subsidiaries of the Company, (ii) securities convertible into or exchangeable or exercisable for shares of the Company's capital stock, or (iii) outstanding options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any commitments or claims of any character relating to, any such capital stock or any shares of stock or securities convertible into or exchangeable or exercisable for any such capital stock.

         7.5 Consents. Seller shall have obtained, or undertaken to assist the Buyer in obtaining, such consents by third parties to the transactions contemplated hereby necessary for the Business to continue in operation following the Closing. Set forth in Schedule 7.5 hereto are the required consents known to the Seller.

         7.6 Officers and Directors of the Company. The Seller shall take such action on the Closing Date to cause the existing officers and directors of the Company to resign their positions and to appoint as officers and directors of the Company such individuals as the Buyer shall specify.

         7.7 Financing. The Buyer shall have received proceeds of at least $200,000 in connection with the financing of the purchase contemplated hereby. The Buyer acknowledges that it has obtained a letter of intent for such financing to be provided by the United States Department of Agriculture Alternative Agricultural Research and Commercialization Corporation.

                                    ARTICLE 8
                  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

         The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to fulfillment, prior to or as of the Closing Date, of the following conditions, each of which may be waived in whole or in part by the Seller:

         8.1 Accuracy of Warranties, Performance of Covenants. The representations and warranties of Buyer contained herein shall be accurate in all material respects as if made on and as of the Closing Date, as well as on the date when made. Buyer shall have performed each and all of the obligations and complied with each and all of the covenants, agreements and conditions specified in this Agreement to be performed or complied with on or prior to the Closing Date.

         8.2 Opinion of Counsel. Buyer shall have caused to be delivered to Seller (in form and substance satisfactory to Seller) an opinion of Frommelt & Eide, Ltd., counsel for Buyer, dated as of the Closing Date to the effect that:

                  (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, and Buyer has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business.

                  (b) Buyer has full right, power, authority and capacity to make, execute, deliver and perform this Agreement without the approval or consent of any other person, and the execution, delivery and performance of this Agreement and all documents to be delivered by Buyer hereunder have been duly authorized and approved by all requisite corporate action.

                  (c) This Agreement and each of the documents executed and delivered by Buyer hereunder have been duly executed and delivered and constitute valid, enforceable and legally binding obligations of Buyer, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors, rights, and subject to the application of general equity principles.

         8.3 No Pending Action. As of the Closing, no action or proceeding (nor investigation preliminary thereto) shall be instituted or threatened at any time prior to or as of the Closing Date before any court or other governmental body or by any person or public authority seeking to restrain or prohibit, or seeking damages or other relief in connection with, the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

                                    ARTICLE 9
                             CLOSING AND DELIVERIES

         9.1 Closing; Termination and Effect of Termination.

                  (a) The transfer of the shares of the Company by the Seller to the Buyer, payment of the purchase price and other actions contemplated by this Agreement (the "Closing") shall take place at the offices of the Company or its legal counsel in Minneapolis, Minnesota, on January 15, 1997 (the "Closing Date"), or such later time and date upon which the parties hereto may agree. At the Closing, all transactions shall be conducted substantially concurrently and no transaction shall be deemed to be completed until all are completed. At the Closing, documents may be delivered by facsimile, in which event the party delivering such document shall cause the original of such document to be delivered within two business days of the Closing.

                  (b) In the event the Closing has not occurred by 11:59 p.m. on January 15, 1997, Seller or Buyer may terminate this Agreement upon notice, without any liability to the other parties hereto, so long as the terminating party is not in breach of any of its covenants set forth in this Agreement and has proceeded in good faith to complete the transactions contemplated hereby. The parties acknowledge that, for the purposes of evaluating the transaction contemplated by this Agreement and in connection with the anticipated Closing of this Agreement, Buyer and certain of its personnel have been afforded access to the physical plant, operations, records, management, personnel and other sources of information regarding the Company, and have received information that is non-public and material to the business and operations of the Company, including, but not limited to, information regarding the Company's technology, manufacturing processes, customer list, pricing information, and financial data. In the event that Closing does not occur, or upon the termination or expiration of this Agreement for any other reason whatsoever, Buyer agrees that all such information which is proprietary in nature will be kept confidential and will not, without the prior written consent of Seller, be disclosed, in whole or in part, by Buyer to any other person, and will not be used by Buyer, directly or indirectly, for any purpose whatsoever. The foregoing will not apply to any portion of the information which: (i) is or becomes generally available to the public through no fault or action of Buyer or any of its representatives; (ii) becomes available to Buyer on a non-confidential basis from a source other than the Company or the Seller or their representatives; (iii) was in Buyer's possession prior to receipt from the Company or the Seller; or (iv) is developed by the Buyer without violating the terms of this Agreement. Buyer agrees to specific enforcement and injunctive relief for any violation of the terms of this Section 9.1(b). Notwithstanding any other provision of this Agreement, the terms and conditions of this Section 9.1(b) will survive until the first to occur of: (i) Closing; or (ii) three (3) years from the date of this Agreement.

         9.2 Deliveries by Seller to Buyer. At the Closing, Seller shall deliver to Buyer the following:

                  (a) A certificate of the Seller certifying as to the continued accuracy of the representations and warranties, the performance of the covenants and the compliance with the conditions precedent contained in Articles 4, 6 and 7, respectively, of this Agreement;

                  (b) An opinion of legal counsel to Seller to the effect described in Section 7.4 hereof;

                  (c) Certificate(s) evidencing the Shares together with executed assignment documents reasonably satisfactory to legal counsel to Buyer, transferring all right and title to all of the outstanding capital stock of the Company to Buyer, free from all liens and encumbrances;

                  (d) Certificate from the Secretary of State of the State of Minnesota as to the good standing of the Company as a corporation organized or qualified to do business in that state;

                  (e) All necessary consents (if any) as provided in Section
         7.5;

                  (f) All resignations and appointments as provided in Section 7.6; and

                  (g) Such other instruments or documents as may be reasonably necessary to carry out the transactions contemplated hereby and to comply with the terms hereof.

At the Closing at all times subsequent thereto, Seller shall take all steps necessary to put Buyer in actual possession and operating control of the Business.

         9.3 Deliveries by Buyer. At or as soon following the Closing as is practicable, Buyer shall deliver to Seller the following:

                  (a) Cash in the amount determined in accordance with Article
         2;

                  (b) The Promissory Note in accordance with Article 2;

                  (c) An opinion of legal counsel to Buyer to the effect described in Section 8.2 hereof;

                  (d) A certificate of the President or Chief Financial Officer of Buyer certifying as to the continued accuracy of the representations and warranties, the performance of the covenants and the compliance with the conditions precedent contained in Articles 5, 6 and 8, respectively, of this Agreement;

                  (e) A certificate of the Secretary of Buyer certifying as to the resolutions of the Board of Directors of Buyer authorizing execution and delivery of this Agreement, and the execution and delivery of all other documents, and the consummation of the transactions contemplated hereby, and that such resolutions have not been amended or rescinded and remain in full force and effect;

                  (f) Certificate from the Secretary of State of the State of Minnesota as to the good standing of Buyer as a corporation organized in that state; and

                  (g) Such other instruments or documents as may be reasonably necessary to carry out the transactions contemplated hereby and to comply with the terms hereof.

                                   ARTICLE 10
                          SURVIVAL AND INDEMNIFICATION

         10.1 Survival. All representations, warranties, covenants and agreements contained in this Agreement (including the indemnification hereinafter provided), and all representations and warranties contained in any document delivered pursuant hereto shall be deemed to be material and to have been relied upon by the parties hereto (unless otherwise stated in such document), and shall survive the Closing and shall be fully effective and enforceable for a period extending for two years after the Closing Date, and no legal action may be commenced thereafter with respect to any alleged breach thereof.

         10.2 Indemnification by Seller. Seller hereby agrees to indemnify, defend and hold harmless Buyer from and against any and all loss, damage, expense (including court costs, reasonable attorneys' fees, interest expenses and amounts paid in compromise or settlement), suits, actions, claims, penalties, liabilities or obligations related to, caused by, arising from or on account of any misrepresentation, or breach of any representation or warranty of Seller pursuant to this Agreement. Buyer shall be entitled to withhold from its payments due under the Promissory Note amounts due Buyer under this indemnification obligation. In the event Buyer intends to seek indemnification hereunder, Buyer shall provide Seller with notice within a timely manner upon gaining knowledge of the factual basis upon which an indemnity claim will be made. Failure to so notify; however, will relieve Seller of its indemnity obligation only to the extent Seller is prejudiced by such untimely notice. In the event the basis upon which indemnification may be sought involves the defense of claims against the Company, the Seller may at the Seller's expense assume the defense thereof with counsel reasonably satisfactory to the Company.

         10.3 Indemnification by Buyer. Buyer hereby agrees to indemnify, defend and hold harmless Seller from and against any and all loss, damage, expense (including court costs, reasonable attorneys' fees, interest expenses and amounts paid in compromise or settlement), suits, actions, claims, penalties, liabilities or obligations related to, caused by, arising from or on account of
(i) any misrepresentation, or breach of any representation or warranty of Buyer, pursuant to this Agreement; (ii) any and all third party claims for liabilities, obligations, damages and expenses relating to Buyer's ownership or management of the Business or of the Company; and (iii) all liabilities of the Company reflected in the Closing Balance Sheet, disclosed in any Schedule hereto, or which is incurred in the ordinary course of business of the Company after the date of the Closing Balance Sheet and is consistent with past practices of the Company except to the extent Seller has expressly agreed to assume such liability hereunder..

         10.4 Arbitration. All disputes or claims arising out of, or in any way relating to this Agreement (including claims for indemnification), shall be submitted to and determined by final and binding arbitration under the rules of the American Arbitration Association. Arbitration proceedings may be initiated by any party hereto or to the Agreement upon notice to the other parties and to the American Arbitration Association, and shall be conducted by three arbitrators under the rules of the American Arbitration Association in Minneapolis, Minnesota; provided however, that the parties may agree following the giving of such notice to have the arbitration proceedings conducted with a single arbitrator. The notice must specify in general the issues to be resolved in any such arbitration proceeding. The arbitrators shall be selected by agreement of the parties to the arbitration proceeding from a list of five or more arbitrators proposed to the party by the American Arbitration Association, or may be persons not on such list as agreed to by the parties to such arbitration. If the parties to the arbitration proceeding fail to agree on one or more of the persons to serve as arbitrators within fifteen calendar days after delivery to each party hereto of the list as proposed by the American Arbitration Association, then at the request of any party to such proceeding, such arbitrators shall be selected at the discretion of the American Arbitration Association. Where the arbitrators shall determine that an arbitration proceeding was commenced by a party frivolously or without a basis, or primarily for the purpose of harassment or delay, the arbitrators may assess such party, the cost of such proceedings including reasonable attorney's fees of any other party. In all other cases, each party to the arbitration proceeding shall bear its own costs and its pro-rata share of the fees and expenses charged by the arbitrators and the American Arbitration Association in connection with any arbitration proceeding.

                                   ARTICLE 11
                               GENERAL PROVISIONS

         11.1 Amendment and Waiver. No amendment or waiver of any provision of this Agreement shall in any event be effective, unless the same shall be in writing and signed by the parties hereto, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

         11.2 Notices. To be effective, all notices or other communications required or permitted hereunder shall be in writing. A written notice or other communication shall be deemed to have been given hereunder (i) if delivered by hand, when all other parties to this Agreement receive such notice or other communication from the notifying party, (ii) if delivered by telecopier or timely delivered to the overnight courier, on the first business day following the date when so sent or delivered addressed to the other party, or (iii) if delivered by mail, on the third business day following the date such notice or other communication is deposited in the U.S. mail for delivery by certified or registered mail addressed to the other party or when actually received, whichever occurs earlier. Mailed or telecopied communications shall be directed as follows unless written notice of the change of address or telecopier number has been given in writing in accordance with this paragraph:

                  To Buyer:           Mr. Edward Boehmer
                                      StarchTech, Inc.
                                      10009 Nord Road
                                      Bloomington, MN 55437
                                      Telecopier Number: (612) 897-0729

                  Copy to:            Randy J. Sparling, Esq.
                                      Frommelt & Eide, Ltd.
                                      580 International Centre
                                      900 Second Avenue South
                                      Minneapolis, MN 55402
                                      Telecopier Number: (612) 342-2761

                  To Seller:          Attn:  Chief Executive Officer
                                      Environmental Technologies (USA), Inc.
                                      3558 Second Street North
                                      Minneapolis, MN 55412
                                      Telecopier Number: (612) 590-0993

                  Copy to:            Richard Lareau, Esq.
                                      Oppenheimer Wolff & Donnelly
                                      45 South Seventh Street, Suite 3400
                                      Minneapolis, MN 55402
                                      Telecopier Number: (612) 344-9376

Any party may change its address for receiving notice by written notice given to the others named above.

         11.3 Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties named herein and their respective successors and assigns. Any assignment of this Agreement or the rights hereunder by a party hereto without the prior written consent of the other party shall be void.

         11.4 Entire Transaction. This Agreement and the other documents referred to herein shall contain the entire understanding among the parties with respect to the transactions contemplated hereby and shall supersede all other agreements and understandings among the parties.

         11.5 Applicable Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Minnesota. Subject to the arbitration provisions of Section 10.4 hereof, the parties hereto hereby consent that any action against such party will be commenced and venued in the courts of the State of Minnesota, County of Hennepin, by service of process upon such party with the same effect as if such party had been lawfully served within such state.

         11.6 Severability. Should any provision of this Agreement be declared invalid, void or unenforceable for any reason, the remaining provisions hereof shall remain in full force and effect.

         11.7 Confidentiality. No party to this Agreement shall disclose any of the terms or conditions of this Agreement, including the purchase price specified herein, to any third party, except to accountants, attorneys and others who a party hereto may engage or with whom a party hereto may consult in connection with the transactions contemplated hereunder, and then only to the extent that such third party needs to know such information. Each party hereto will use his or its best efforts to cause those to whom such information is disclosed to maintain the confidentiality thereof.

         11.8 Expenses. All expenses incurred by Buyer (including legal and accounting fees) in connection with the negotiation of this Agreement and the consummation of the transactions contemplated hereunder shall be borne by Buyer, and all expenses incurred by Seller or the Company (including legal and accounting fees) in connection with the negotiation of this Agreement and the consummation of the transactions contemplated hereby shall be borne by Seller.

         11.9 Litigation Arising from Business Activities. It is recognized that in the future litigation with third parties may arise relating to the Company and the conduct of the Business prior to the Closing Date, property or assets of the Company, subsequent to the Closing Date. Therefore, all of the parties agree that, to the extent reasonable under the circumstances, they will assist and provide information, records and documents to any other party with respect to any such litigation or potential litigation in which such other party is or may be involved.

         11.10 Cooperation. For a period not to exceed thirty-six months following the Closing, the Seller will execute such documents and take such actions as are reasonably requested by Buyer to carry out the intent of this Agreement and to facilitate the continuation of the Business uninterrupted by the transactions contemplated hereby.

         11.11 Headings. The Article, Section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         11.12 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed on the day and year first above written.

"BUYER"                                     "SELLER"

STARCHTECH, INC.                            ENVIRONMENTAL TECHNOLOGIES
                                            (USA), INC.


By:  /s/ James _________ Jr.                By: /s/ Charles D. Pyle, Jr.
   Its: Vice President                         Its: Acting C.E.O.